SEVERANCE POLICY

OBJECTIVE

The Bank provides for payment of severance benefits to Eligible Employees upon Involuntary Termination of employment.
POLICY

Eligibility
Employees involuntarily terminated from employment as described in the definition of Eligible Employee set forth below.

Notification

Employees are provided a minimum of two weeks’ notice in the event of the termination of their employment. The Bank may, at its discretion, provide salary continuation in lieu of notice.

Separation and Release Agreement

The Bank will require a signed separation and release agreement between the Bank and the employee relative to any salary, benefits or services offered through this policy. The agreement includes a description of the severance benefits and provides a general release by the employee for any claims against the Bank relative to the separation action as well as any other claims relating to employment with the Bank.

Payments and Benefits Provided
Salary Continuation

The salary continuation benefit reflects the employee's current salary, position and length of Bank service. The benefit is calculated as follows:
•Leadership (Executive Committee, Senior Directors, Directors and Analyst 7) 1
•4 weeks base salary per year of service
•26-week minimum
•52-week maximum
•Employees (Analyst 4 and above)
1 This also includes any employee who has ever been subject to a deferral of compensation under such Plan or the Chief Internal Auditor Incentive Compensation Plan.

Effective Date: August 18, 2023 Version: 2022_01

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•3 weeks base salary per year of service
•12-week minimum
•36-week maximum
•Employees (Analyst 3 and below)
•2 weeks of base salary per year of service
•6 -week minimum
•26-week maximum
Under certain circumstances the Bank may extend salary continuation beyond the described benefit levels.

Years of Service

Years of service are calculated based upon the employee's service years as of the most recent service anniversary. Any prior service within Bank system is included as service in the calculation of severance benefits.

Payment

Salary continuation payments shall be subject to all required withholdings. The payment schedule for salary continuation payments shall be set forth in the separation and release agreement between the Bank and the employee.
Benefit Continuation

During the salary continuation period, the Bank will make a monthly payment to the employee as taxable compensation in the amount equivalent to the amount the Bank contributes to its active employees’ medical coverage. The employee may use this amount to apply toward the payment of continued medical coverage from the Bank. The employee is responsible for making payment to the Bank for continued medical coverage. In such case, the medical plan terms, requirements and level of coverage (single, two-party, and family) remain the same as the employee benefit election in effect at the time of the termination of employment.
All terminating employees and their dependents who are participants in the Bank's dental and vision benefits have an option to continue coverage for a specified number of months following termination of their coverage. The employee is responsible for the full cost of such continuing coverage plus a 2% administrative fee. A letter outlining the option of benefit continuation is sent to employees following termination of their active employee coverage.

Any vested retirement and/or thrift plan benefits are handled in the same manner as any employee who separates their employment from the Bank. All terminated employees,

Effective Date: August 18, 2023 Version: 2022_01

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regardless of position, receive payment for earned, unused vacation. With respect to incentive compensation, the terms of any applicable incentive compensation plan(s) shall govern any incentive compensation and any incentive compensation payment will be governed by and made in accordance with the terms of such plan(s) not this policy.
Tuition assistance approved and paid by the Bank prior to the termination date need not be reimbursed upon termination.

Outplacement Services
As part of this policy, the Bank may provide the following outplacement services:
•Executive Committee and participants in the Bank’s Key Employee Incentive Compensation Plan – formal individualized 12-month executive outplacement program
•All Other Employees – appropriate career services or workshops as offered through the approved outplacement vendor
Outplacement services are required to begin within 30 days of termination. The Bank will not pay cash in lieu of outplacement services.

Effective Date: August 18, 2023 Version: 2022_01

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APPROVAL DATE: August 18, 2023	POLICY OWNER: Chief Human Resources Officer	APPROVING MANAGEMENT COMMITTEE: Executive Committee
APPROVAL FREQUENCY: Annual	APPLICABILITY: Bank-wide	APPROVING BOARD COMMITTEE: Human Resources Committee
POLICY ADMINISTRATION

Approval of Exceptions. Any exceptions to this Policy must be approved by the President and in the case of any exception involving an executive officer by the Human Resources and Diversity, Equity and Inclusion Committee of the Board.
Policy Interpretations. Overall responsibility for this Policy is assigned to the Chief Human Resources Officer including making Policy interpretations. Bank management is responsible for identifying and providing written documentation regarding any reduction in staff. Benefits provided to executive management under this Policy must be reviewed and approved by the Human Resources and Diversity and Inclusion I Committee of the Board of Directors.

Right to Amend or Terminate. The Bank reserves the right to amend, modify, or terminate this Policy at any time without notice.

COMPLIANCE MONITORING
As set forth in the Policy Governance Standards.

APPLICABLE LAWS AND REGULATIONS
12 USC §4501 and 4502
12 C.F.R. Parts 1230 and 1231
26 U.S.C. §409A
26 C.F.R. Part 1.409A
26 U.C.C. Part 105(h)
26 C.F.R. Part 1.105

RELATED POLICIES; PROCEDURES

Human Resources Employee Handbook

Effective Date: August 18, 2023 Version: 2022_01

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Policy Governance Standards

DEFINED TERMS
Executive Committee refers to the Bank’s executive officers.

Eligible Employees means full-time and part-time employees (>20 hours per week) with a minimum of 6 months of service whose employment with the Bank is discontinued due to, but not limited to, any of the following events: elimination of employee's position, misalignment of skills and/or business needs, general reduction in staff, substantial job modification resulting in employee's inability to qualify or perform the revised job, changing business needs, reorganization of Bank staff, or reassignment of staff requiring relocation of employee's primary residence. Eligible Employee does not include any employee who is terminated for cause [defined to include, without limitation, unsatisfactory job performance, misconduct or intentional neglect of job duties] Such employees are not eligible for benefits under this Policy.
Involuntary Termination is intended to be interpreted consistent with the applicable 409A regulatory definition of “separation from service.”

POLICY HISTORY LOG

Date	Change	Notes
August 18, 2023	Non substantive wording changes	Annual approval by Board effective 8-18- 2023
June 16, 2022	Non substantive wording changes	Annual approval by Board effective 7-1-2022
April 23, 2021	Non substantive wording changes	Annual approval by Board effective 5-1-2021
June 19, 2020	Non substantive wording changes	Annual approval by Board effective 6-19- 2020
June 21, 2019	Non substantive wording changes	Annual approval by Board effective 6-21- 2019
June 21, 2018	No changes	Annual approval by Board effective 6-21- 2018
June 22, 2017	Revisions to eligibility and minimum benefits	Mid-year approval by Board and revision effective 6-22-2017
December 14, 2016	Revisions to Committee name and Chief Human	Annual approval by Board and revision

Effective Date: August 18, 2023 Version: 2022_01

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Effective Date: August 18, 2023 Version: 2022_01

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	Resources Officer title	effective 1-1-2017
November 25, 2015	No changes	Annual approval by Board effective 1-1-2016
December 18, 2014	Revised benefit continuation portion to comply with self-funding requirements	Annual approval by Board and revision effective 1-1-2015

Effective Date: August 18, 2023 Version: 2022_01

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